UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 1, 2020

Date of Report (Date of earliest event reported)

Citizens & Northern Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-16084	23-2451943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

90-92 Main Street, Wellsboro, Pennsylvania		16901
(Address of principal executive offices)		(Zip Code)

(570) 724-3411 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	CZNC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 1, 2020, Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”) issued a press release announcing the completion of the Covenant Transactions (as defined below). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

On July 1, 2020, C&N completed its previously announced acquisition of Covenant Financial, Inc., a Pennsylvania corporation (“Covenant”), pursuant to that certain Agreement and Plan of Merger, dated December 18, 2019 (the “Merger Agreement”), by and between C&N and Covenant. As of December 31, 2019, Covenant had approximately $516.0 million in assets, $393.4 million in deposits and $42.1 million of shareholders’ equity. In accordance with the terms of the Merger Agreement, effective as of July 1, 2020, (a) Covenant merged with and into C&N (the “Merger”), with C&N as the surviving corporation in the Merger and (b) immediately following the completion of the Merger, Covenant Bank, a Pennsylvania chartered financial institution and a wholly-owned subsidiary of Covenant, merged with and into Citizens & Northern Bank, a Pennsylvania chartered financial institution and a wholly-owned subsidiary of C&N (“C&N Bank”), with C&N Bank as the surviving bank (the “Bank Merger” and, together with the Merger, the “Covenant Transactions”). At the effective time of the Merger, the former Covenant shareholders became entitled to receive either (i) $16.50 in cash without interest or (ii) 0.6212 shares of C&N common stock, together with cash in lieu of fractional shares of C&N common stock, for each outstanding share of Covenant common stock.

The foregoing description of the Merger Agreement and the Covenant Transactions does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was attached as Exhibit 2.1 to C&N’s Current Report on Form 8-K filed on December 18, 2019 and is incorporated into this Item 2.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

As contemplated by the terms of the Merger Agreement, the Board of Directors (the “C&N Board”) of C&N, effective July 1, 2020, (a) expanded the size of the C&N Board by two members, and (b) appointed (i) Stephen M. Dorwart to fill the vacancy created in Class III of the C&N Board, and (ii) Robert G. Loughery to fill the vacancy created in Class I of the C&N Board. In addition, as contemplated by the terms of the Merger Agreement, the Board of Directors (the “Bank Board”) of C&N Bank, effective July 1, 2020, (x) approved the expansion of the size of the Bank Board by two members, and (y) appointed each of Messrs. Dorwart and Loughery to the Bank Board. Additionally, effective July 1, 2020, (A) Mr. Dorwart was appointed to the Audit Committee of the C&N Board and the Trust Investment Committee of the Bank Board, and (B) Mr. Loughery was appointed to the Information Technology Committee and the Finance and Loan Committee of the Bank Board.

In connection with their appointments as directors, Messrs. Dorwart and Loughery will be entitled to the compensation paid to non-employee directors. A description of such compensation can be found under the heading “Director Compensation” in the Proxy Statement filed by C&N on Schedule 14A with the Securities and Exchange Commission on March 6, 2020, and additional information regarding each of Messrs. Dorwart and Loughery can be found under the heading “Information about Covenant Designees to C&N Board of Directors” in the Proxy Statement/Prospectus filed by C&N pursuant to SEC Rule 424(b)(4) with the Securities and Exchange Commission on May 1, 2020.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(c)	Exhibits

2.1	Agreement and Plan of Merger, dated December 18, 2019, by and between Covenant Financial, Inc. and Citizens & Northern Corporation

99.1	Press Release, dated July 1, 2020, of Citizens & Northern Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS & NORTHERN CORPORATION

Dated: July 1, 2020

	By:	/s/ Mark A. Hughes
Mark A. Hughes
Treasurer and Chief Financial Officer